Exhibit (a)(1)(C)

Offer to Purchase for Cash

All Outstanding Common Shares

of

Tecumseh Products Company

at

$5.00 Net Per Share

by

MA Industrial Sub Inc.

a wholly owned subsidiary of

MA Industrial JV LLC

August 21, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by MA Industrial Sub Inc., a Michigan corporation (the “Purchaser”), a wholly owned subsidiary of MA Industrial JV LLC, a Delaware limited liability company (“Parent”) which is owned by DENO Investment Company II, Inc., a Michigan corporation and a wholly owned subsidiary of Mueller Industries, Inc., a Delaware corporation (together with DENO Investment Company II, Inc., “Mueller”) and Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP, each a Delaware limited partnership and affiliate of Atlas FRM LLC, a Delaware limited liability company (d/b/a Atlas Holdings LLC, “Atlas Holdings LLC,” together with Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP, “Atlas”), to act as Information Agent in connection with its offer to purchase all outstanding common shares, no par value (the “Shares”), of Tecumseh Products Company, a Michigan corporation (“TECU”), at a price of $5.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated August 21, 2015, and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the “Merger Agreement”), dated as of August 5, 2015, by and among Parent, TECU and the Purchaser, pursuant to which, as soon as practicable after the completion of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into TECU, with TECU continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

The board of directors of TECU (the “TECU Board”) unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are fair to and in the best interests of TECU and its shareholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby including the Offer, the Top-Up Option (as defined in the Merger Agreement) and the Merger and (iii) recommends that the shareholders of TECU tender their Shares to the Purchaser pursuant to the Offer, and accept the Offer, and, if necessary under applicable laws, adopt and approve the Merger Agreement and thereby approve the Merger.

Consummation of the Offer is not subject to a financing condition. Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) in accordance with the terms of the Offer prior to the expiration time of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Parent and its affiliates, represents at least a majority of the total number of Shares then outstanding on a fully diluted basis (the “Minimum Condition”), (ii) immediately prior to the expiration of the Offer, there not being any waiting periods (including any extensions thereof) or any approvals or clearances applicable to the Offer or the consummation of the Merger under any applicable antitrust laws, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including suspensory filing requirements, waiting periods and required actions, consents that shall not have expired, or been terminated or obtained, as applicable (the “Antitrust Condition”), (iii) there being no law or judgment, injunction, order or decree of any governmental authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger, (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and (v) certain other customary conditions.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated August 21, 2015;

2. Letter of Transmittal, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. IRS Form W-9; and

6. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON SEPTEMBER 18, 2015, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, at the end of the day on September 18, 2015.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned, and additional copies of the enclosed materials may be obtained from the undersigned, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MA INDUSTRIAL SUB INC., MA INDUSTRIAL JV LLC, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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